Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Lu Ann Klevecz
Corporate Communications
757-463-2265

RESOURCE BANKSHARES SHAREHOLDERS APPROVE MERGER

WITH FULTON FINANCIAL CORPORATION

BOARD DECLARES CASH DIVIDEND

ON COMMON STOCK

Virginia Beach, VA – February 26, 2004 Resource Bankshares shareholders today approved the acquisition of Resource Bankshares Corporation (Nasdaq: RBKV) by Fulton Financial Corporation (Nasdaq: FULT), based in Lancaster, PA. All regulatory approvals have been obtained, and today’s vote enables the merger to proceed. Upon consummation of the merger, which is expected to occur on or before April 1, 2004, Resource Bank will become Fulton Financial’s 12th banking affiliate and will continue to operate as Resource Bank.

The Board of Directors of Resource also declared a dividend today of $0.11 per share on its common stock, payable on March 19, 2004, to shareholders of record as of March 8, 2004.

Resource Bankshares Corporation (Nasdaq: RBKV) is the parent holding company of Resource Bank, a regional commercial bank with branches in Virginia Beach, Chesapeake, Newport News, Richmond and Northern Virginia, and additional mortgage loan offices in North Carolina, Maryland and Florida. Visit our investor relations web site at www.resourcebankshares.com for a detailed overview of activities, financial information, and historical stock price data, and to register for email notification of company news, events, and stock activity.

3720 Virginia Beach Blvd. • Virginia Beach, Virginia 23452 • 757-463-2265 • Fax 757-431-2441 • www.resourcebankshares.com